UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 8, 2007

SIFCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

970 East 64th Street, Cleveland Ohio	44103

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(216) 881-8600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2	–	Financial Information
Item 2.01  Completion of Acquisition or Disposal of Assets
On June 8, 2007, SIFCO Industries, Inc. (“SIFCO”) and its Irish subsidiary, SIFCO Turbine Components Limited (“SIFCO Turbine”), completed the sale of its industrial turbine engine component repair business and certain related assets to PAS Technologies Inc., which is based in the United States (“PAS”). PAS completed the acquisition through a wholly-owned Irish subsidiary named PAS Turbines Ireland. The industrial turbine engine component repair business was operated in SIFCO’s Cork, Ireland facility. Proceeds from the sale of the business and certain related assets, before third party transaction charges, are approximately $5.0 million payable in cash. Of the $5.0 million of proceeds, $0.9 million remained in escrow at closing subject to the satisfaction of certain post closing requirements. SIFCO Turbine will retain ownership of the Cork, Ireland facility (subject to a long-term lease arrangement with PAS Turbines Ireland) and substantially all existing liabilities of the business. SIFCO has agreed to guarantee the performance by SIFCO Turbine of all of its obligations under the Agreement.
As a result of this transaction, SIFCO will no longer maintain a turbine engine component repair operation in Ireland, but will continue to own real estate subject to a long-term lease arrangement .

Section 9	–	Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits
(b) Pro Forma Financial Information. The pro forma financial information required by Item 9.01(b) is included in Exhibit 99.1 to this Form 8-K.
(c) Exhibits – 99.1 Pro Forma Financial Information
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc. (Registrant)
Date: June 12, 2007	/s/ Frank A. Cappello
Frank A. Cappello
Vice President — Finance and Chief Financial Officer (Principal Financial Officer)